EXHIBIT 99.1

Federal Court Approves AERT's Deck Cleaning Settlement

SPRINGDALE, Ark., Jan. 19, 2009 (GLOBE NEWSWIRE) -- Advanced Environmental Recycling Technologies, Inc. (Nasdaq:AERT) ("AERT"), a leading plastics recycler and manufacturer of Green composite building products, announced today that on January 9, 2009 a U.S. District Court in Seattle, Washington approved a class action settlement regarding complaints against the company's ChoiceDek decking products, of which AERT is the exclusive manufacturer. In this suit, several customers of AERT's ChoiceDek decking product alleged class action claims in federal court complaining of difficulty keeping their decking free from mold and mildew surface stains. These customers bought their ChoiceDek products before AERT began adding zinc borate, a mold inhibitor, in October 2006. AERT investigated these claims and entered into the settlement agreement in order to resolve this litigation and serve the best interests of ChoiceDek customers.

In October, 2008 AERT issued a national notice to consumers in USA Today as well as through direct mail to over 387,000 individuals believed to have purchased ChoiceDek from 2004 to 2008. Consumers have until September, 2009 to file a claim with the company under the terms of the settlement.

As part of the settlement, AERT will make additional information available to customers regarding the need to periodically clean their decking in order to avoid the build up of surface debris which can support mold and mildew growth. Updated cleaning information will be available on the ChoiceDek website. The Court also awarded legal fees to Plaintiffs' counsel of $1.75 million to be paid by AERT in three installments over a period of twelve months. To assist customers with caring for their decks, a new instructional cleaning video will be provided to customers upon request.

"ChoiceDek customers that have issues should feel free to contact the company. AERT is committed to customer service, and I believe the company's actions have always exemplified that," stated AERT CEO Joe Brooks. To further assist those customers who may be having difficulty with significant mold or mildew spotting on their decking, the settlement offers a formal claim resolution process. Eligible customers may request to have their decks inspected, cleaned, and treated with a mold inhibitor. The claim resolution process also provides additional relief under certain circumstances, such as additional cleanings, refunds, replacement material, coupons for discounted cleanings, and/or credit vouchers for use at Lowe's Home Improvement stores. AERT maintains a fully staffed customer service department which can be reached by calling 877-220-6624 or by visiting their website at http://www.AERT.com/class_action_settlement.asp.

"AERT has always stood behind its products, and our associates will continue to work to resolve customer issues with this generation of ChoiceDek products. It is the goal of this settlement to make every ChoiceDek customer a happy customer," stated Brooks.

About Advanced Environmental Recycling Technologies, Inc.

Since 1989, AERT (Nasdaq:AERT) has pioneered the use of recycled polyethylene plastic in the manufacture of composite building materials. With its constantly evolving portfolio of patented and proprietary recycling technologies, AERT has been widely recognized as a leader in resource conservation innovation and received the EPA Award for Environmental Excellence for its process of converting scrap plastic to composite outdoor decking. AERT converts reclaimed plastic and wood fiber waste into quality outdoor decking systems, fence systems, and door and window components. The Company is the exclusive manufacturer of Weyerhaeuser ChoiceDek(r) decking, which is available in multiple colors and is sold in all Lowe's Home Improvement stores. See http://www.choicedek.com for more information. AERT's MoistureShield(r) decking program is expanding and products are available in many parts of the U.S. now, with national distribution planned for 2008. See http://www.moistureshield.com for product information or to find a regional distributor or dealer. AERT operates manufacturing facilities in Springdale and Lowell, with a raw materials facility in Junction, Texas and a state-of-the-art recycling facility under construction in Watts, Oklahoma. This LEED certified recycling facility is expected to be operational in the first quarter of 2009. For more information on the Company, visit http://www.aertinc.com.

The AERT, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4905

Certain statements in this news release regarding projected results of operations, or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause AERT, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. AERT currently is considering, but may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.

AERT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The above-mentioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect AERT, Inc., see AERT, Inc.'s filing with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for the fiscal year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

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